PRESS RELEASE
EXHIBIT 99.1

FNIS Reports Record Quarterly Revenue and Earnings in 2003 Second Quarter

Santa Barbara, Calif. — (July 23, 2003) — Fidelity National Information Solutions, Inc. (NASDAQ: FNIS), the nation’s most comprehensive source for real estate-related data, valuations and solutions, today reported operating results for the three and six-month periods ended June 30, 2003.

	2nd Quarter 2003	2nd Quarter 2002

Revenue	$142.3 million	$92.1 million
Net Earnings	$15.3 million	$6.2 million
Diluted Earnings Per Share	$0.37	$0.19

	Six Months June 30, 2003	Six Months June 30, 2002

Revenue	$266.9 million	$186.9 million
Net Earnings	$27.3 million	$13.1 million
Diluted Earnings Per Share	$0.66	$0.40

•	Second quarter 2003 revenue of $142.3 million was a 55% increase over the second quarter 2002 revenue of $92.1 million and a 14% improvement over the first quarter 2003 revenue of $124.6 million.

•	Revenue for the six months ended June 30, 2003 of $266.9 million was a 43% improvement over the revenue for the six-month period of 2002 of $186.9 million; revenue for the trailing 12-month period was $492.2 million.

•	In the second quarter of 2003, Data and Valuations provided $75 million or 53 percent of revenue, Solutions contributed $60 million or 42 percent of revenue and Services provided $7 million or 5 percent of revenue.

•	Pre-tax margin was 18.3 % for the second quarter of 2003, an improvement of 12% over the first quarter pre-tax margin of 16.3%.

•	Cash flow from operations was $24 million for the second quarter and $40 million for the six months ended June 30, 2003.

•	Working capital was $54 million at June 30, 2003 compared to $27 million at December 31, 2002.

•	Annualized return on average equity was 14.7% percent for the second quarter of 2003.

     “This was another record quarter for FNIS, leveraging our operating platform in the continued high volume mortgage originations and refinancing activity,” said Chairman of the Board William P. Foley, II. “Our financial performance, including revenue of $142 million, pre-tax margin of in excess of 18% and net earnings of $15.3 million, was the strongest in the less than two-year history of the company.”

     “Our first quarter strategy of accelerating the development of products and service capability in anticipation of a prolonged robust real estate market appears to be working. FNIS has achieved a level of market acceptance that should continue to yield solid financial results,” said Patrick F. Stone, Chief Executive Officer.

     During the second quarter, FNIS closed the purchase of Advanced Enhancement Systems (AES), a leading provider of alternative and traditional valuation products and services. AES adds strategic capabilities in serving the secondary mortgage market and enhances the industry leading Hansen analytics operations of FNIS in serving the valuation and collateral needs of its secondary market customers. The Company also closed the purchase of DPN, Incorporated, providing a robust suite of broker back office management, integrated accounting applications, and publishing and automated real estate listing download capabilities. The DPN technology and products are being integrated with the FNIS Real Estate broker back office software adding more efficiency and cost savings opportunities to real estate brokers and agents.

     “DPN is an important addition to our Real Estate Suite of products and outsourcing services,” said Dwayne M. Walker, President and Chief Operating Officer. “We will continue to expand the technology and outsourcing services we provide to real estate brokers, multiple listing service providers, settlement companies and insurance companies,” Walker continued. “Recent customer surveys from our MLS outsourcing customers showed dramatic improvement in our outsourcing technology and service offerings.”

     In April, FNIS announced the formation of a mortgage technology-joint venture between FNIS and Bank of America, wherein the respective combined resources will provide a source of recurring technology revenue for the Company. FNIS is building a stronger market position as it forms alliances and joint ventures with key industry participants and such relationships are expected to contribute to the successful growth of the Company in the future.

     As previously announced on July 11, 2003, Fidelity National Financial, Inc. (NYSE: FNF) and the Company announced terms of a merger agreement whereby FNF will acquire all of the outstanding stock of FNIS that it does not currently own. Under the terms of the merger agreement, each share of FNIS common stock will be exchanged for a share exchange ratio of 0.830 shares of FNF common stock, subject to certain conditions described in the agreement. The merger is subject to FNIS stockholder approval. FNF is the majority stockholder of FNIS and has agreed that it will vote in favor of the merger.

     Fidelity National Information Solutions, Inc. provides data and valuations, technology solutions and services to lenders, real estate professionals, settlement companies, vendors and other participants in the real estate industry. The data and valuation segment targets the information needs of lenders, originators, real estate professionals and residential loan servicers and provides the data solutions that these mortgage professionals require in selling homes and underwriting mortgage loans. The solutions division provides technology products and services. FNIS is the nation’s largest provider of Multiple Listing Services (MLS) systems and supplies tools that allow real estate professionals and brokers to improve efficiency, lower costs and better manage their businesses. The solutions division also provides software to lenders and those engaged in the settlement of real estate transactions. The services segment adds value by combining manual intervention, outsourcing or process improvement with one or more of the Company’s data or solutions components.

     FNIS is a majority-owned subsidiary of Fidelity National Financial, Inc. FNF, number 326 on the Fortune 500, is a provider of products, services and solutions to the real estate and financial services industries. FNF had total revenue of $5.1 billion and earned more than $530 million in 2002, with cash flow from operations of nearly $815 million. FNF is the nation’s largest title insurance company and also performs other real estate-related services such as escrow, default management, mortgage loan fulfillment, exchange intermediary services and homeowners, flood and home warranty insurance. FNF is also one of the world’s largest providers of information-based technology solutions and processing services to the mortgage and financial services industries through its subsidiary Fidelity Information Services, which has clients in more than 50 countries. It processes nearly 50 percent of all U. S. residential mortgages, with balances exceeding $2 trillion and has processing and technology relationships with 48 of the top 50 U. S. banks who rely on Fidelity Information Services’ processing and outsourcing products and services. More than 34 percent of the total dollar volume of all outstanding consumer loans in the country, including mortgages, is processed on Fidelity Information Services software applications.

     More information about the FNF family of companies can be found at www.fnf.com, www.fidelityinfoservices.com, and www.fnis.com.

     This press release contains statements related to future events and expectations and, as such, constitutes forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those expressed or implied above. The Company expressly disclaims any duty to update or revise forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, the effect of governmental regulations, the economy, competition and other risks detailed from time to time in the “Management Discussion and Analysis” section of the Company’s Form 10-K and other reports and filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Information Solutions, Inc.

CONTACT: Neil A. Johnson, Executive Vice President and Chief Financial Officer of Fidelity National Information Solutions, Inc., 805-696-7351, njohnson@fnis.com.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
STATEMENTS OF EARNINGS
(In thousands except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Revenue:
Data and valuations	$70,763	$45,659	$128,666	$90,661
Data and valuations — related party	4,071	2,003	8,282	3,607
Solutions	22,488	13,034	43,392	27,661
Solutions — related party	37,301	25,361	71,051	52,797
Services	6,261	4,873	12,772	9,965
Services — related party	1,417	1,154	2,753	2,211

Total revenue	142,301	92,084	266,916	186,902
Costs and expenses:
Cost of data and valuations revenue	27,641	17,881	50,034	35,812
Cost of solutions revenue	17,009	16,524	31,974	33,182
Cost of services revenue	3,494	2,793	7,345	5,453
Operating expenses	67,809	43,109	130,632	87,517

Total costs and expenses	115,953	80,307	219,985	161,964
Operating Income	26,348	11,777	46,931	24,938
Interest expense, net	(395)	(194)	(747)	(566)
Other income (expense), net	109	(86)	216	379

Earnings before income taxes and minority interest	26,062	11,497	46,400	24,751
Income taxes	10,164	4,559	18,096	9,751
Minority interest	556	699	1,051	1,922

Net earnings	$15,342	$6,239	$27,253	$13,078

Net earnings per share
— basic	$0.39	$0.20	$0.69	$0.42

— diluted	$0.37	$0.19	$0.66	$0.40

Weighted average shares — basic	39,804	31,336	39,699	31,216

Weighted average shares — diluted	41,578	33,349	41,356	33,012

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	June 30,	December 31,
	2003	2002

	(Unaudited)
Cash and short-term investments	$35,890	$22,058
Goodwill	289,033	274,829
Total assets	567,718	508,908
Secured, revolving credit facility	17,000	—
Notes payable and capital lease obligations	9,981	13,461
Shareholders’ equity	427,592	395,496
Book value per share	$10.71	$10.00
Common shares outstanding	39,931	39,547

NOTE: Micro General Corporation (MGEN) was acquired by FNIS on July 9, 2002, including a 51.6% majority ownership acquired from the parent company of FNIS, Fidelity National Financial, Inc. Accordingly, MGEN’s financial statements and results of operations have been accounted for under the “Pooling of Interests” accounting method for all periods presented in the Statements of Earnings, subject to a minority ownership interest until the July 9, 2002 purchase of the minority interest.

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